EXHIBIT 10.45



                               PURCHASE AGREEMENT

                                     BETWEEN

                           DATA BUSINESS FORMS LIMITED

                                       AND

                                 DALE A. HODGSON

                                       AND

                               408446 ALBERTA INC.

                                       AND

                             SUNDOG PRINTING LIMITED






                       made effective as of March 1, 1999


                                TABLE OF CONTENTS
                                                                                                           PAGE NO.
ARTICLE 1      INTERPRETATION
         1.1               Definitions............................................................................2
         1.2               Headings...............................................................................7
         1.3               Extended Meanings......................................................................7
         1.4               Currency...............................................................................7
         1.5               Accounting Principles..................................................................7
         1.6               Schedules..............................................................................8
         1.7               Best of Knowledge......................................................................9

ARTICLE 2      DISCLOSURE
         2.1               Disclosure.............................................................................9

ARTICLE 3     PURCHASE AND SALE OF THE SHARES AND ASSIGNMENT OF THE SHAREHOLDERS' LOANS
         3.1               Purchase and Sale of Shares............................................................9
         3.2               Assignment of Shareholders' Loans.....................................................10

ARTICLE 4     REPRESENTATIONS AND WARRANTIES
         4.1               Vendors' Representations and Warranties...............................................11
         4.2               Hodgson's Representations and Warranties..............................................38

ARTICLE 5     PURCHASERS REPRESENTATIONS AND WARRANTIES
         5.1               Purchasers Representations............................................................41

ARTICLE 6     COVENANTS
         6.1               Taxes.................................................................................42
         6.2               Accounts Receivable...................................................................43
         6.3               Related Party Agreements..............................................................43
         6.4               Cooperation...........................................................................43
         6.5               Access to Information; Confidentiality; Public Disclosure.............................44
         6.6               Conduct of Business Pending Closing...................................................45
         6.7               Prohibited Activities.................................................................45
         6.8               Exclusivity...........................................................................47
         6.9               Notification of Certain Matters.......................................................48

ARTICLE 7     CONDITIONS
         7.1               Conditions for the Benefit of the Purchaser...........................................48
         7.2               Conditions for the Benefit of the Vendor, the Company and 408446......................50
         7.3               Conditions for the Benefit of the Vendor, Purchaser,
                           Company and 40844.....................................................................51



ARTICLE 8     INDEMNIFICATION
         8.1               General Indemnification by the Vendor.................................................52
         8.2               Limitation and Expiration.............................................................53
         8.3               Indemnification Procedures............................................................54
         8.4               General Indemnification by the Purchaser..............................................56
         8.5               Survival of Representations, Warranties and Covenants.................................56
         8.6               Remedies Cumulative...................................................................56
         8.7               Right to Set Off......................................................................57

ARTICLE 9     NON-COMPETITION
         9.1               Prohibited Activities.................................................................57
         9.2               Confidentiality.......................................................................58
         9.3               Damages...............................................................................58
         9.4               Reasonable Restraint..................................................................59
         9.5               Severability; Reformation.............................................................59
         9.6               Independent Covenant..................................................................59
         9.7               Materiality...........................................................................59

ARTICLE 10    CLOSING
         10.1              Closing...............................................................................60
         10.2              Deliveries at Funding Time............................................................60
         10.3              Purchaser Post-Closing Obligations....................................................61
         10.4              Johnson Contract......................................................................62

ARTICLE 11        GENERAL
         11.1              Termination...........................................................................62
         11.2              Effect of Termination.................................................................63
         11.3              Successors and Assigns................................................................63
         11.4              Entire Agreement; Amendment; Waiver...................................................63
         11.5              Counterparts..........................................................................63
         11.6              Brokers and Agents....................................................................64
         11.7              Expenses..............................................................................64
         11.8              Specific Performance; Remedies........................................................64
         11.9              Notices...............................................................................64
         11.10             Governing Law.........................................................................66
         11.11             Severability..........................................................................67
         11.12             Absence of Third Party Beneficiary Rights.............................................67
         11.13             Mutual Drafting.......................................................................67
         11.14             Further Representations...............................................................67
         11.15             Further Assurances....................................................................68

                               PURCHASE AGREEMENT


                  THIS AGREEMENT made as of the 1st day of March, 1999.

BETWEEN:

                  DATA BUSINESS FORMS LIMITED, a Corporation governed by the laws of Ontario (hereinafter referred to as the "Purchaser")

                                                               OF THE FIRST PART

                                     - and -

                  DALE A. HODGSON, an individual residing in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Vendor" or "Hodgson")

                                                              OF THE SECOND PART

                                     - and -

                  SUNDOG PRINTING LIMITED, a corporation governed by the laws of Alberta (hereinafter referred to as the "Company")

                                                               OF THE THIRD PART

                                     - and -

                  408446 ALBERTA INC., a corporation governed by the laws of Alberta (hereinafter referred to as "408446")

                                                              OF THE FOURTH PART


                  WHEREAS the Vendor is the beneficial and registered owner of all of the 408446 Shares;

                  AND WHEREAS the Vendor is the beneficial and registered owner of 29 Class A common shares in the capital of the Company;

                  AND WHEREAS 408446 is the beneficial and registered owner of 160 Class A common shares in the capital of the Company;

                  AND WHEREAS, at the Funding Time, the sole assets held by 408446 will be common shares in the capital of the Company;

                  AND WHEREAS 408446, Vendor and 517244 in the aggregate own all of the issued and outstanding shares of the Company;

                  AND WHEREAS Hodgson desires to sell his shareholder loans, his common shares in the capital of the Company and the 408446 Shares to the Purchaser and pursuant to the "Remenda Agreement", Ray Remenda, the sole shareholder of 517244, desires to sell all of his shares in 517244 and his shareholder loans and the Purchaser desires to purchase same such that the Purchaser becomes the sole direct and indirect shareholder of the Company;

                  NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

 1.1              DEFINITIONS

                  In this Agreement, including any recitals and schedules hereto, unless something in the subject matter or context is inconsistent therewith:

         (a) "408446" means 408446 Alberta Inc., a body corporate incorporated under the laws of the Province of Alberta;

         (b) "517244" means 517244 Alberta Ltd, a body corporate incorporated under the laws of the Province of Alberta;

         (c) "1999 Bonus" has the meaning set forth in Section 7.3(d) hereof;

         (d) "408446 Shares" means 106 Class A Common Shares in the capital of 408446 owned by Hodgson;

         (e) "408446 Shareholder Loan" means the amount of $563,912 advanced by Vendor to 408446 by way of a shareholder's loan and remaining unpaid as at the Funding Time;

         (f)      "Account Receivable" has the meaning set forth in Section
                  4.1(p);

         (g) "Affiliates" has the meaning set forth in the BUSINESS CORPORATIONS ACT (Alberta) or the BUSINESS CORPORATIONS ACT (Ontario), as the case may be;

         (h) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendor, 408446, Company and the Purchaser;

         (i)      "Balance Sheet Date" means July 31, 1998;

         (j)      "Benefit Plan" has the meaning set out in Section
                  4.1(aa)(i)(A);

         (k) "Closing" means the consummation of the transactions contemplated by this Agreement.

         (l) "Company" means Sundog Printing Limited, a body corporate incorporated under the laws of the Province of Alberta;

         (m)      "Company Financial Statements" has the meaning set out in
                  Section 4.1(l) hereof;

         (n)      "Confidential Information" has the meaning set out in Section
                  9.2 hereof;

         (o) "Copyright" means any Canadian or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in Canada or in any foreign county, as well as any application for a Canadian or foreign copyright registration made by the Company;

         (p)      "Effective Date" means March 1, 1999;

         (q) "ETA" shall mean Part IX of the EXCISE TAX ACT (Canada), as now in effect;

         (r) "Funding Date" means March 31, 1999 or such other date as may be agreed to between the Vendor and the Purchaser;

         (s)      "Funding Time" means 4:00 p.m. (Calgary Time) on the Funding
                  Date;

         (t) "Governmental Authority" has the meaning set out in Section 4.1(y)(i)(F) hereof;

         (u) "Hodgson" or "Vendor" means Dale A. Hodgson, an individual residing in the City of Calgary, in the Province of Alberta;

         (v) "Hodgson Employment Contract" means that certain employment contract entered into between the Company and Hodgson as set forth and described in Schedule 1.1(t) hereof;

         (w)      "Hodgson  Insurance"  means the  policies  set forth in
                  Schedule  1.1(u)  insofar as they relate to Hodgson;

         (x) "Hodgson Shares" means 29 Class A Common Voting Shares in the capital of the Company owned by Hodgson;

         (y) "Income Statement" has the meaning set out in Section 4.1(l) hereof;

         (z) "Income Tax Act" means the INCOME TAX ACT (Canada), as amended;

         (aa) "Indemnified Party" has the meaning set out in Section 8.1 hereof;

         (bb) "Indemnifying Party" has the meaning set out in Section 8.3 hereof;

         (cc) "Johnson Employment Contract" means that certain employment contract entered into between the Company and Harvey Johnson as set forth and described in Schedule 4.1(aa) hereof;

         (dd) "Johnson Pension Obligation" means the obligation of the Company to fund and to pay an amount of $290,827 to Harvey Johnson's registered defined benefit pension plan;

         (ee) "Johnson Severance Obligation" means the obligation of the Company to pay to Johnson a retirement allowance and severance payment, as set forth in Schedule 4.1(aa);

         (ff) "Landlords" means the landlords under the N.E. Lease and the Parking Lot Lease;

         (gg) "Leased Premises" means the N.E. Warehouse Property, the Parking Lot and the Sundog Premises;

         (hh) "Leases" means, collectively, the N.E. Lease, the Parking Lot Lease and the Sundog Leases;

         (ii) "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the PERSONAL PROPERTY SECURITY ACT (Alberta) or comparable law of any jurisdiction);

         (jj) "Mark" means all right, title and interest in and to any Canadian or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in Canada or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in Canada or any foreign country;

         (kk) "Material Contracts" has the meaning set out in Section 4.1(u)(ii) hereof;

         (ll) "NASDAQ National Market" means the United States National Market automated quotation system of the National Association of Securities Dealers, Inc.;

         (mm) "N.E. Lease" means that lease relating to that portion of N.E. Warehouse Property, dated November 26, 1996 between Herma Holdings Limited and Sundog Printing Limited, as amended by a lease amending agreement dated on or about March 1st, 1997 between Herma Holdings Limited and Sundog Printing Limited respecting premises located on lands municipally described as 2320 - 35th Avenue N.E., Calgary, Alberta, leased to the Company;

         (nn) "N.E. Warehouse Property" means those lands and buildings located in the City of Calgary, in the Province of Alberta legally described as: Plan 7410187, Block 6, Lot 7, Excepting thereout all mines and minerals;

         (oo) "Parking Lot" means that portion of those lands located in the City of Calgary, in the Province of Alberta legally described as Plan 9412695, Block 45, Lot 3, Excepting thereout all mines and minerals, leased to the Company;

         (pp) "Parking Lot Lease" means that lease relating to the Parking Lot dated December 22, 1997 between Thomasz Goszczynski as agent for Stefan Goszczynski and Hanna Goszczynski and Sundog Printing Limited respecting lands municipally described as 1401 - 9th Avenue S.W., Calgary, Alberta;

         (qq) "Patent" means any Canadian or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a Canadian or foreign patent made by the Company.

         (rr) "Person" has the meaning set out in Section 4.1(y)(i)(H) hereof;

         (ss) "Preferred Shares" means the preferred shares held by the Company in 387177 Alberta Ltd., 387178 Alberta Inc. and D. Hodgson Investments Ltd. as more particularly set forth in
                  Schedule 1.1(pp) hereof;

         (tt) "Purchase Price" means the aggregate amount payable to the Vendor pursuant to Section 3.1 hereof;

         (uu)     "Purchaser" means Data Business Forms Limited;

         (vv)     "Purchased Interests" means the Shares and the Shareholders'
                  Loans;

         (ww) "Related Party Agreements" has the meaning set out in Section 4.1(u)(ii) hereof;

         (xx) "Related Party Debt" means the indebtedness of the Company, in the aggregate amount of $146,204 to the parties and in the amounts set forth in Schedule 1.1(xx) hereof;

         (yy) "Remenda" means Ray Remenda, an individual residing in the City of Calgary in the Province of Alberta, the sole shareholder of 517244;

         (zz) "Remenda Agreement" means that agreement of even date whereunder inter alia Remenda sells all of the shares Remenda owns in 517244 to the Purchaser;

         (aaa) "Shareholders" means Hodgson and 408446 and "Shareholder" means any one of them;

         (bbb) "Shareholders' Loans" means the Sundog Shareholder Loan and the 408446 Shareholder Loan;

         (ccc) "Shares" means, collectively, the Hodgson Shares and the 408446 Shares;

         (ddd) "Significant Customers" has the meaning set out in Section 4.1(u)(i) hereof;

         (eee) "Significant Suppliers" has the meaning set out in Section 4.1(u)(i) hereof;

         (fff) "Subsidiaries" has the meaning set forth in the BUSINESS CORPORATIONS ACT (Alberta) or the BUSINESS CORPORATIONS ACT (Ontario), as the case may be;

         (ggg) "Sundog Leases" means, collectively, the lease between the Company and 387177 Alberta Inc. and 387178 Alberta Inc. with respect to the lands municipally described as 1311 - 9th Avenue S.W., Calgary, Alberta and the lease between the Company and 566657 Alberta Ltd. with respect to the lands municipally described as 1333 - 9th Avenue S.W., Calgary, Alberta;

         (hhh) "Sundog Shareholder Loan" means the amount of $1,682,454 advanced by Vendor to the Company by way of a shareholder's loan and remaining unpaid as at the Funding Time;

         (iii) "Sundog Premises" means the premises of the Company located at 1311 - 9 Avenue S.W., and 1313 - 9 Avenue S.W., Calgary, Alberta;

         (jjj) "Tax" shall mean all governmental taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including, but not limited to, income tax, profit tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, employer health tax, workers' compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges and retirement contributions, and any interest, fines, additions to tax and penalties thereon;

         (kkk) "Tax Return" shall mean any return (including any information return, report, statement, schedule, notice, form, estimate, or declaration of estimated tax) relating to or required to be filed with any governmental entity in connection with the determination, assessment, collection or payment of any Tax;

         (mmm)    "Third Party Claim" has the meaning set out in Section
                  8.3(b)(i);

         (nnn) "Third Party Consents" has the meaning set out in Section 4.1(u)(iv);

         (ooo) "TPI Receivable" means the amount of $963,600 owing by The Pacific Institute to the Company as of January 31, 1999;

         (ppp)    "Vendor" means Dale A. Hodgson;

         (qqq) "Vendor's Portion" means 75%, being the percentage of common shares of the Company directly or indirectly held by the Vendor; and

         (rrr) "Year 2000 Compliant and Ready" means that the computer systems and the presses used in the Company's operations contain the functionality need for the December 31, 1999 "millennium" date change.

1.2               HEADINGS

                  The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3               EXTENDED MEANINGS

                  In this Agreement words importing the singular number only shall include the plural and VICE versa, words importing the masculine gender shall include the feminine and neuter genders and VICE VERSA and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4               CURRENCY

                  All references to currency herein are to lawful money of Canada.

1.5               ACCOUNTING PRINCIPLES

                  Except as otherwise expressly provided herein or in the Schedules or agreed between by the parties hereto in writing, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with Canadian GAAP consistently applied

1.6               SCHEDULES

                  The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

                  Schedule 1.1(t)             -        Hodgson Employment Contract
                  Schedule 1.1(u)             -        Hodgson Insurance
                  Schedule 1.1(pp)            -        Preferred Share
                  Schedule 1.1(xx)            -        Related Party Debt
                  Schedule 3.1(a)(iii)        -        First Earn-Out
                  Schedule 3.1(a)(v)          -        Second Earn-Out
                  Schedule 3.2(a)             -        Form of Assignment of 408446
                                                       Shareholder Loan
                  Schedule 4.1(h)(iii)        -        Promissory Notes
                  Schedule 4.1(k)(ii)         -        Add-backs
                  Schedule 4.1(k)(iv)                  Related Party Debt since July 31, 1998
                  Schedule 4.1(l)             -        Company Financial Statements
                  Schedule 4.1(m)(iii)        -        Plans
                  Schedule 4.1(o)             -        Bank Accounts, Powers of Attorney
                  Schedule 4.1(p)                      Accounts Receivable
                  Schedule 4.1(r)             -        Leases of Real Property
                  Schedule 4.1(s)(i)          -        Personal Property
                  Schedule 4.1(s)(ii)         -        Liens on Personal Property
                  Schedule 4.1(t)(i)          -        Trade Marks and Trade Names
                  Schedule 4.1(t)(ii)         -        Patents and Copyrights
                  Schedule 4.1(t)(iii)        -        Other Rights
                  Schedule 4.1(t)(iv)         -        Third Party Rights
                  Schedule 4.1(u)(i)          -        Significant Customers and Suppliers
                  Schedule 4.1(u)(ii)         -        Material Contracts
                  Schedule 4.1(u)(iii)        -        Reductions and Cancellations
                  Schedule 4.1(u)(iv)         -        Third Party Consents
                  Schedule 4.1(u)(v)          -        Related Party Commitments
                  Schedule 4.1(u)(vi)         -        Exception to Acceleration
                  Schedule 4.1(x)             -        Insurance Policies
                  Schedule 4.1(y)(ii)         -        Environmental Matters
                  Schedule 4.1(z)             -        Employees/Compliance
                  Schedule 4.1(z)(viii)       -        Employee List
                  Schedule 4.1(aa)            -        Employee Benefit Plans
                  Schedule 4.1(bb)            -        Tax Exceptions
                  Schedule 4.1(cc)(iii)       -        Litigation
                  Schedule 4.1(ee)            -        Changes
                  Schedule 4.1(gg)            -        Predecessor Status
                  Schedule 4.1(jj)            -        Year 2000 Compliance
                  Schedule 7.1(i)             -        Lease of Sundog Premises
                  Schedule 8.2(d)             -        Indemnity Schedule

1.7               BEST OF KNOWLEDGE

                  Any reference herein to "the best of the knowledge" of the Vendor and the Shareholders or words of similar import shall mean the actual knowledge of the Vendor and the Shareholders or in the case of 408446 shall mean the actual knowledge of the Shareholder, directors and officers of 408446. Any reference herein to "knowledge of the Company" or "Company's knowledge", or words of similar import means the actual knowledge of the Vendor, Shareholders, directors and officers of the Company.

                                    ARTICLE 2
                                   DISCLOSURE

2.1               DISCLOSURE

                  Certain matters may be disclosed on a Schedule hereto that are not strictly required to be disclosed thereon pursuant to the terms of this Agreement. Such disclosure is for information purposes only, and should not constitute an indication or admission of the materiality thereof or create a standard for disclosure. The Vendor, Company and 408446 shall not be liable for a breach of any representation or warranty that might result from the failure to disclose any item on any one Schedule if such item has been disclosed on any other Schedule hereto in such a manner that a review of such other Schedule would put Purchaser on notice that such item exists.

                                    ARTICLE 3
                         PURCHASE AND SALE OF THE SHARES
                    AND ASSIGNMENT OF THE SHAREHOLDERS' LOANS

3.1               PURCHASE AND SALE OF SHARES

                  Subject to the terms and conditions of this Agreement, at the Funding Time and effective as of the Effective Date, the Vendor will sell to Purchaser, and Purchaser will purchase from the Vendor, the Shares, for the Purchase Price.

         (a) The Purchase Price for the Shares shall be comprised of and shall be paid and satisfied by:

                  (i) $2,749,376 payable by cheque to the Vendor at the Funding Time inclusive of interest at a rate of 6.75% per annum calculated from the Effective Time up to and including the Funding Date;

                  (ii) the delivery to the Vendor of a demand promissory note from the Purchaser in the amount of $820,056. Such demand promissory note shall be paid in full immediately following the Funding Time by payment in cash by the Purchaser in an amount equal to the Vendor's Portion of the TPI Receivable or by an assignment of the Vendor's Portion of the TPI Receivable to the Vendor or any combination thereof, together with an assignment of the Hodgson Insurance;

                  (iii) a payment of the Vendor's Portion of the amount calculated pursuant to Schedule 3.1(a)(iii) to the Vendor on March 15, 2000;

                  (iv)       $750,000 to the Vendor on April 28, 2000; and

                  (v)        a payment on July 31, 2001 of the amounts, if any:

                             (A) equal to the Vendor's Portion, of the amount calculated pursuant to Schedule 3.1(a)(v) hereof less $1,000,000, which payment to the Vendor shall not exceed the sum of $750,000; and

                             (B) equal to the entire amount calculated pursuant to Schedule 3.1(a)(v) hereof less the sum of $2,000,000;

3.2               ASSIGNMENT OF SHAREHOLDERS' LOANS

         (a) In consideration of payment to the Vendor in the amount of $563,912 at the Funding Time, the Vendor shall execute and deliver an assignment in the form of the assignment set out on
                  Schedule 3.2(a) hereof assigning to the Purchaser all of Vendor's right, title and interest in and to the 408446 Shareholder Loan.

         (b) In consideration of payment to the Vendor in the amount of $1,682,454 at the Funding Time, the Vendor shall execute and deliver an assignment in the form of the assignment set out on
                  Schedule 3.2(b) hereof assigning to the Purchaser all of Vendor's right, title and interest in and to the Sundog Shareholder Loan.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1               VENDORS' REPRESENTATIONS AND WARRANTIES

                  The Vendor, the Company and 408446, represent and warrant to the Purchaser that:

         (a) CORPORATE STANDING The Company is a corporation duly incorporated and subsisting under the laws of Alberta as a private company as that term is defined in the SECURITIES ACT (Alberta) with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Company is subject.

         (b) CORPORATE RECORDS The corporate records and minute book of the Company are complete and true and correct in all material respects and the minute book contains copies of minutes of all meetings of the directors, committees of directors and shareholders of the Company and of all written resolutions of such directors, committees and shareholders.

         (c) AUTHORIZATION; VALIDITY The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. Each of the Vendor and 408446 has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby and to perform its respective obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Vendor, the Company and 408446 and the performance by the Vendor, the Company and 408446 of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and 408446 and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Vendor, the Company and 408446, enforceable in accordance with its terms subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or other laws generally affecting creditors' rights, and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

         (d) EXECUTION AND DELIVERY The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                  (i) conflict with, or result in a breach or violation of, any of the constating documents or by-laws of the Company;

                  (ii) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Vendor, the Company or any Shareholder is a party or by which the Vendor, the Company or any Shareholder is bound, or result in the creation or imposition of any Lien on any of the Company's properties pursuant to (A) any law or regulation to which the Vendor, the Company or any Shareholder or any of their respective property is subject, or (B) any judgment, order or decree to which the Vendor, the Company or any Shareholder is bound or any of their respective property is subject;

                  (iii) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

                  (iv) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Vendor, the Company or any Shareholder is subject or by which the Vendor, the Company or any Shareholder is bound provided however, that no representation and warranty is being provided with respect to compliance by the Purchaser with the INVESTMENT CANADA ACT.

         (e) AUTHORIZED CAPITAL The authorized capital of the Company consists of an unlimited number of Class A Common Voting Shares, Class B Non-Voting Preferred Redeemable Shares, Class C Non-Voting Preferred Redeemable Convertible Shares, and Class D Non-voting Preferred Redeemable Convertible Shares, of which 252 Class A Common Voting Shares are issued and outstanding as of the date hereof, of which the following are validly issued and outstanding:

                            SHARES                       BENEFICIAL & REGISTERED OWNER

                  160 Class A Common Voting              408446 Alberta Inc.

                  63 Class A Common Voting               517244 Alberta Limited

                  29 Class A Common Voting               Dale A. Hodgson

                  All of the issued and outstanding shares in the capital of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Shares are owned of record and beneficially by the Shareholders and 517244 in the amounts set forth above, free and clear of all Liens. All of the issued and outstanding shares in the capital of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the shares.

         (f)      ENTITLEMENTS   No option, warrant, call, subscription right,
                  conversion right or other contract or commitment of any kind exists, of any character, written or oral, which may obligate the Company to issue or sell any shares in the capital of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interests therein or to pay any dividend or make any distribution in respect thereof.

         (g) SHAREHOLDERS' LOANS The total amount of the Sundog Shareholder Loan is $1,682,454 and the total amount of the 408446 Shareholder Loan is $563,912.

         (h)      SUBSIDIARIES AND DEBT INTERESTS

                  (i)        The Company has no Subsidiaries or Affiliates;

                  (ii) Except for the Preferred Shares, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any shares, securities convertible into shares or any other equity interest in any corporation, limited liability company, association or other business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity; and

                  (iii) Except as set forth on Schedule 4.1(h)(iii), there are no promissory notes that have been issued to, or are held by, the Company.

         (i) COMPLETE COPIES OF MATERIALS The Company has delivered to Purchaser at the Sundog Premises true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by Purchaser.

         (j) ABSENCE OF CLAIMS AGAINST COMPANY Except for the Shareholders' Loans, the 1999 Bonus, benefits and wages due to Dale A. Hodgson in his capacity as an employee in the ordinary course of business, and the performance of this Agreement by the Company, neither 408446 nor the Vendor has any claims against the Company.

         (k)      FINANCIAL CONDITIONS

                  (i) The Company's revenue for the fiscal year ended July 31, 1998 was not less than $25,000,000;

                  (ii) The earnings of the Company before interest and taxes and bonuses, adjusted to reflect the add-backs set forth on Schedule 4.1(k)(ii) for the fiscal year ended July 31, 1998 are not less than $2,600,000;

                  (iii) The sum of the Company's total outstanding interest bearing indebtedness to banks, and all other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding any amounts referred to in Section 7.3(d) hereof and Section 7.3(d) of the Remenda Agreement, and any amounts payable to the Vendor, 408446, Remenda and 517244, and their Affiliates, any income taxes payable from the Balance Sheet Date on earnings, operating leases, trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice) as of the Funding Date will not be more than $3,550,000; and

                  (iv) Except as set forth on Schedule 4.1(k)(iv) no related party debts other than as set forth herein or contemplated hereby have been incurred or paid since July 31, 1998.

         (l) FINANCIAL STATEMENTS Schedule 4.1(l) includes true, complete and correct copies of the Company's audited balance sheet ("Balance Sheet") as of the Balance Sheet Date, and income statement (the "Income Statement") as at and for the year ended July 31, 1998 and the Company's internally generated, unaudited balance sheet and income statement as of and for the seven months ended February 28, 1999 (collectively, the "Company Financial Statements").

                  (i) The Company Financial Statements are materially in accordance with the books and accounts of the Company as at the Balance Sheet Date;

                  (ii) The Company Financial Statements have been prepared in accordance with GAAP consistently applied;

                  (iii) The Balance Sheet presents fairly the financial condition of the Company as of the date indicated thereon and the Income Statement presents fairly the results of its operations for the period indicated thereon;

                  (iv) Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies;

                  (v) The financial position of the Company as at the Effective Date will be at least as good as the financial position of the Company as at the Balance Sheet Date; and

                  (vi) Subject to Schedule 4.1(cc)(iii), the Company Financial Statements fairly present all of the assets and liabilities of the Company as at the Balance Sheet Date and the Effective Date including, without limitation, all contingent liabilities of the Company as at the Balance Sheet Date.

         (m)      LIABILITIES AND OBLIGATIONS

                  (i) Except as disclosed on Schedule 4.1(u)(v), the Company is not liable for or subject to any liabilities except for:

                             (A) those liabilities reflected on the Balance Sheet and not previously paid or discharged;

                             (B) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

                             (C)     the lease of the Sundog Premises; and

                             (D)     those liabilities incurred since the
                                     Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

                  (ii) The Company has delivered to Purchaser, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable;

                  (iii) Schedule 4.1(m)(iii) sets forth a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the Effective Date, which if pursued by the Company would require additional material expenditures of capital; and

                  (iv) For purposes of this Section 4.1(m), the term "liabilities" shall include, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
                             Schedule 4.1(s)(ii) insofar as it relates to the leases contains a complete list of all interest-bearing indebtedness of the Company not disclosed on the Company Financial Statements.

         (n) BOOKS AND RECORDS The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

         (o) BANK ACCOUNTS; POWERS OF ATTORNEY Schedule 4.1(o) sets forth a complete and accurate list as of the Funding Date, of:

                  (i) the name of each financial institution at which the Company has any account or safe deposit box;

                  (ii)       the names in which the accounts or boxes are held;

                  (iii)      the type of account;

                  (iv) the name of each person authorized to draw thereon or have access thereto; and

                  (v) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

            (p) ACCOUNTS AND NOTES RECEIVABLE At the Funding Time, the Company will deliver to Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the Funding Date, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Shareholders) which includes an aging of all accounts and notes receivables showing amounts due in thirty
                  (30) day aging increments the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first became due and payable other than those set forth in Schedule 4.1(p). There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

         (q) PERMITS The Company owns or holds all material permits and other governmental authorizations, including without limitation permits, licenses necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer director, shareholder, or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit.

         (r)      REAL PROPERTY

                  (i) The Company does not own or have any right, title or interest in any real property except for the Leases.

                  (ii) Except as set forth in Schedule 4.1(r) and 4.1(y)(ii):

                             (A) All of the Leases are valid and in full force and effect. The Company has delivered to the Purchaser true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens. The Company has paid all amounts payable to the landlords under the Leases;

                             (B) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby;

                             (C)      All accounts for work and services
                                      performed or materials placed or furnished by or on behalf of the Vendor or the Company upon or in respect of construction in each of the Leased Premises has been fully paid by closing and no person will be entitled to claim a lien under the BUILDERS' LIEN ACT (Alberta) for work performed by or on behalf of the Vendor or the Company;

                             (D)      the Vendor or the Company have not
                                      received any notice of any proceedings by any Governmental Authority having jurisdiction advising of any deficiency or non-compliance with any building restriction, zoning by-law, fire code, or any other regulation relating to any of the Leased Premises, nor is the Vendor or the Company aware of any such deficiency or non-compliance;

                             (E)      to the best of the Vendor's or the
                                      Company's knowledge, all obligations,
                                      conditions and requirements under all
                                      development permits required to be
                                      obtained by the Company have been met and satisfied and development completion permits required to be obtained by the Company evidencing the same have been obtained from The City of Calgary;

                             (F) neither the Vendor nor the Company have received any notice of a proposal to expropriate any part of the Leased Premises;

                             (G) each of the N.E. Lease and the Parking Lot Lease have been adopted and assumed by and are binding upon the current registered owners of the lands on which the N.E. Warehouse Property and the Parking Lot are located;

                             (H)      to the best of the Vendor's or the
                                      Company's knowledge, there are no
                                      structural defects, material
                                      non-structural defects or material
                                      deficiencies in any of the buildings on
                                      the Leased Premises, and the Leased
                                      Premises are presently in compliance with all statutory provisions;

                             (I)      to the best of the Vendor's or the
                                      Company's knowledge, there are no
                                      outstanding work orders or deficiency
                                      notices against the Vendor or the Company in respect of the Leased Premises, or other orders relating to any of the Leased Premises from or required by any police or fire department, sanitation or health authorities or from any other federal, provincial or municipal authority and any matters under discussion with any such departments or authorities relating to work or other orders;

                             (J) notice has not been received by the Vendor or the Company from any authority having jurisdiction advising of any default or non-compliance with any lawful requirement or standard of workmanship in the construction of the improvements on the Leased Premises placed thereon by the Vendor or the Company, or in respect of the plumbing, heating, ventilating, air conditioning, electrical or other mechanical systems therein;

                             (K)      the Vendor or the Company have not
                                      received from any of their insurers which carries on their behalf insurance on the Leased Premises any written notice of any defect or inadequacy in connection with Leased Premises or its maintenance or operation that would affect the insurability of the Leased Premises that has not been cited;

                             (L)      the Vendor or the Company have not
                                      intentionally withheld any material
                                      information relating to adverse facts or adverse material in connection with the Leased Premises or the Leases;

                             (M)      except for the use of premises by
                                      Hostmann-Steinberg, neither the Vendor nor the Company have granted leases, offers to lease, options with respect to leases, licenses, agreements to lease, renewals of leases, assignments and subleases thereof or other tenancy agreements or other agreements granting any right of occupation, possession or use with respect to the Leased Premises or buildings located thereon;

                             (N) no written notice has been received by the Vendor or the Company which remains outstanding from any governmental or quasi-governmental authority relating to any defect in the construction of the buildings or any other improvements on the Leased Premises, or relating to any work order, deficiency or non-compliance with any building restrictions, building codes, zoning by-laws, fire codes, environmental laws, or other regulations, laws, statutes, ordinances or rules, in each case in respect of the Leased Premises and the buildings and improvements thereon; and

                             (O) each of the Leased Premises are fully serviced by all required utilities including electricity, natural gas, water and sewer.

         (s)      PERSONAL PROPERTY

                  (i) Schedule 4.1(s)(i) sets forth a complete and accurate list of all material personal property included on the Balance Sheet and all other personal property owned or leased by the Company and all trade fixtures and leasehold improvements owned by both as of the Balance Sheet Date and acquired since the Balance Sheet Date, including in each case a list of all leases for material equipment, and an indication as to which assets are currently owned, or were formerly owned, by any Shareholder or business or personal affiliates of any Shareholder or of the Company. True, complete and correct copies of the leases for material equipment will be delivered to Purchaser at the Sundog Premises;

                  (ii) The Company currently owns or leases all personal property and other assets necessary to conduct the business and operations of the Company as they are currently being conducted, free and clear of all Liens except for such Liens as are set forth on
                             Schedule 4.1(s)(ii); and

                  (iii) All of the material, machinery and equipment of the Company, including those listed on Schedule 4.1(s)(i), are in good working order and condition, ordinary wear and tear excepted. All personal property leases set forth on Schedule 4.1(s)(i) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on
                             Schedule 4.1(s)(i) or 4.1(s)(ii).

         (t)      INTELLECTUAL PROPERTY

                  (i) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 4.1(t)(i). Such schedule lists all of the Marks registered in Canada or in any foreign country, and all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 4.1(t)(i), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 4.1(t)(i) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby;

                  (ii) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on
                             Schedule 4.1(t)(ii) and in the Copyrights listed on
                             Schedule 4.1(t)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its business;

                  (iii) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on Schedule 4.1(t)(iii). Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under;

                  (iv) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 4.1(t)(i), 4.1(t)(ii), 4.1(t)(ii), and 4.1(t)(iii) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on Schedule 4.1(t)(iv), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not; and

                  (v) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in
                            Schedule 4.1(t)(i), 4.1(t)(ii), 4.1(t)(iii) or
                            4.1(t)(iv). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Vendor's or Company's knowledge, do any grounds for any claims exist: (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (C) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (D) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Vendor's or Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Vendor or the Company (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, or copyright of another.

         (u)      SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS

                  (i) Schedule 4.1(u)(i) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty
                             (20) customers that have effected the most purchases, in dollar terms, from the Company during each of the past four (4) fiscal quarters, and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to the Company during the twelve (12) months ending on the Balance Sheet Date;

                  (ii) Schedule 4.1(u)(ii) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) to which the Company and any affiliate of the Company or any officer, director or Shareholder of the Company are parties ("Related Party Agreements"); that may give rise to obligations or liabilities exceeding, during the current term thereof, $110,000 or that may generate revenues or income exceeding, during the current term thereof, $110,000 (collectively with the Related Party Agreements, the "Material Contracts" for the purposes of this Section 4.1 (u)). The Company has delivered to the Purchaser at the Sundog Premises true, complete and correct copies of the Material Contracts;

                  (iii) Except to the extent set forth on Schedule 4.1(u)(iii), (A) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Vendor or the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (B) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Vendor or the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company, and (C) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof and (D) there are no Material Contracts that were not negotiated at arms length. The Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue;

                  (iv) Each Material Contract is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any Governmental Authority or other third party or are advisable in order that any such Material Contract remain in effect without modification after the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit except as disclosed in Schedule 4.1(u)(iv);

                  (v) The approximate outstanding balances on all loans or credit agreements either (A) between the Company and any person in which any of the Shareholders owns a material interest, or (B) guaranteed by the Company for the benefit of any person in which any of the Shareholders owns a material interest, are set forth in Schedule 4.1(u)(v).; and

                  (vi) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 4.1(u)(vi), (A) result in the breach or violation of, (B) constitute a default under, (C) create a right of termination under, or (D) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Article 4.1(u)(vi)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

         (v) GOVERNMENT CONTRACTS The Company is not a party to any government contracts relative to the provisions of its services.

         (w) INVENTORY The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, as adjusted for the passage of time through the Funding Date in accordance with the past custom and practice of the Company.

         (x) INSURANCE Schedules 4.1(x), 4.1(aa) and 1.1(u) set forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance claims or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to Purchaser at the Sundog Premises true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies set forth in Schedule 4.1(x) have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

         (y)      ENVIRONMENTAL MATTERS

                  (i)        For the purposes of this section:

                             (A) "Environmental Authorization" means all licenses, permits, grants or other authorizations issued under or pursuant to any Environmental Laws pertaining to or relating in any way to the Company, or any of its assets, obligations or undertakings;

                             (B) "Environmental Investigation" includes, but is not limited to, any oral or written notice received by the Company from any Governmental Authority relating to any actual or alleged Release by the Company of any Hazardous Substance;

                             (C) Environmental Laws" means all provisions relating to the environment that are now in effect under the common law or any applicable federal, provincial, municipal or local laws, statutes, by laws, regulations, rules, orders (including court orders), judgments, decrees, ordinances, directives and the terms and conditions of the Environmental Authorizations;

                             (D) "Hazardous Substance" means a substance or mixture of substances that exhibits characteristics of flammability, toxicity, corrosivity or reactivity, including, without limitation, any contaminants, pollutants, noise, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous waste, hazardous materials, hazardous chemicals and hazardous substances as defined in, regulated by or controlled pursuant to any Environmental Law now in effect;

                             (E) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or any permit or approval issued under any Environmental Laws including, without limitation:

                                      (a)    any claim by a Governmental
                                             Authority for enforcement,
                                             clean-up, removal, response,
                                             remedial or other actions or
                                             damages pursuant to any
                                             Environmental Laws; and

                                      (b)    any claim by a Person seeking
                                             damages, contribution,
                                             indemnification, cost recovery,
                                             compensation or injunctive or other
                                             relief resulting from or relating
                                             to Regulated Substances, including
                                             any Release thereof, or arising
                                             from actual, alleged or threatened
                                             injury to human health or safety
                                             (arising from environmental
                                             matters) or to the environment;

                             (F) the term "Governmental Authority" means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any individual or group exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof;

                             (G) the term "Release" means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the environment including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata; and

                             (H) the term "Person" means an individual, corporation, partnership, trust or other legal entity and includes any Governmental Authority.

                  (ii) Except as set forth on Schedule 4.1(y)(ii): (A) there are no outstanding orders, notices (whether written or oral) or similar requirements relating to the Company issued by any Governmental Authority with respect to any Environmental Laws, (B) there are no matters under discussion with any Person relating to such orders, notices or similar requirements and (C) the Company is not the subject of, nor to the Company's knowledge, being threatened to be the subject of, any Environmental Investigation or Environmental Claim brought under any federal, provincial or local Environmental Law or any third party claim relating to environmental conditions on or off the properties owned, leased operated or otherwise occupied by the Company.

                  (iii) Except as set forth on Schedule 4.1(y)(ii), the business conducted by the Company has been and now is operated in full compliance with all Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances which are likely to give rise to any non-compliance with any Environmental Law or any Environmental Claim.

                  (iv) Except as set forth on Schedule 4.1(y)(ii), (A) no Environmental Authorizations are required to carry on the business of the Company and the Company has not received any notice (whether oral or written) from any Governmental Authority that any Environmental Authorizations are required to carry on the business of the Company; (B) the Company and the Vendor have not placed any underground storage tanks and Hazardous Substances and to the best of the Vendor's and Company's knowledge there are no underground storage tanks and no Hazardous Substances are present in, on or under the lands underlying the Sundog Premises (Schedule 4.1(y)(ii) identifies all underground and aboveground storage tanks, and the capacity, age and contents of such tanks, located on real property owned or leased by the Company), (C) the Company has not transported, stored, used, manufactured, disposed of, Released, or exposed its employees or others to any Hazardous Substance in violation of any Environmental Law in effect on or before the Funding Date, nor has the Company manufactured, disposed of, transported, stored, used Released, or sold, any product containing a Hazardous Substance in violation of any Environmental Law;

                  (v) Except as set forth on Schedule 4.1(y)(ii), the Company has not ever been prosecuted or convicted of an offense for non-compliance with any Environmental Law, nor has it or, to the best of the Company's knowledge have any of its directors, officers, employees or agents been fined or otherwise subjected to any administrative proceeding or the subject of any Environmental Investigation, alleged or confirmed as a breach of any Environmental Law, in relation to either of the business of the Company or the conduct thereof by or on behalf of the Company;

                  (vi) Except as set forth on Schedule 4.1(y)(ii), (A) the Company has not received any notice of any Environmental Investigation or Environmental Claim from any Person, including any notice under or pursuant to any Environmental Law, nor to the Company's knowledge are there any facts or circumstances which could give rise to any such notice, that the Company is a potentially responsible or liable party for any environmental contamination; and (B) the Company has not received any notice of any conditions on or off the properties owned, leased, operated or otherwise occupied by the Company which could give rise to any liabilities, known or unknown, under any Environmental Law or as the result of any Environmental Claim; and

                  (vii) Except as set forth on Schedule 4.1(y)(ii), (A) the Company has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any Hazardous Substance that was generated, stored or used by the Company at any offsite location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites which pose a danger to health and safety, and (B) there have been no environmental studies, assessments, reports or analyses made or prepared in the last five (5) years relating to the facilities of the Company.

         (z)      LABOR AND EMPLOYMENT MATTERS Except as set forth in Schedule
                  4.1 (z), with respect to employees of and service providers to the Company:

                  (i) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, and occupational health and safety requirements, and has not and is not engaged in any unfair labor practice;

                  (ii) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Vendor's or the Company's knowledge, threatened, before the Alberta Labor Relations Board or any other government entity;

                  (iii) there is not now, nor within the past three (3) years has there been, any Labour strike, slowdown or stoppage actually pending or, to the Vendor's or the Company's knowledge, threatened, against or directly affecting the Company;

                  (iv) to the Vendor's or the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

                  (v) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Vendor's or the Company's knowledge, no claims therefor exist or have been threatened;

                  (vi) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

                  (vii) to the Vendor's or the Company's knowledge, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                             (A) holds bargaining rights with respect to any of the Company's employees by way of certification, interim certification, voluntary recognition, designation or successor rights, or

                             (B)      has applied to be certified as the
                                      bargaining agent of any of the Company's employees;

                  (viii) to the Vendor's or the Company's knowledge, no executive or key employee or any group of employees has plans to terminate his, her or their employment with the Company, the Company has not terminated, laid-off or dismissed (whether actually or constructively) any employees of the Company during the four (4) weeks prior to the Funding Date;

                  (ix) the Company does not have any written employment agreement with any person whomsoever except such agreements as are listed in Schedule 4.1(z)(viii), which Schedule sets forth a complete and accurate list, as of March 15, 1999, of all employees of the Company, their respective positions, dates of hire with the Company (or any predecessors in interest thereof), current salaries, benefits and other remunerations and dates of last salary increases, and indicates which employees are parties to a written or oral agreement of employment (including confidentiality and non-competition agreements);

                  (x) there have been no claims or allegations brought against the Company or any officer, director, Shareholder or employee of the Company or any other Person with whom an employee may have dealings through his or her employment by the Company, with respect to employment, employment practices or terms or conditions of employment, including, without limiting the generality of the foregoing, claims alleging sexual harassment or discrimination;

                  (xi) all liabilities due and payable on or before the Funding Date with respect to present or former employees of the Company have been paid or shall be paid in full on or before the Funding Date, including premiums contributions, remittance and assessments for unemployment insurance, Canada Pension Plan, income tax, workers compensation and any other related legislation, accrued wages, Taxes, salaries, commissions and Benefit Plan payments;

                  (xii) all vacation pay, bonuses, commission and other emoluments relating to the employees of the Company are accurately reflected in all respects and have been accrued in the financial records of the Company; and

                  (xiii) the Company has not entered into any agreement with any of its employees with respect to termination of their employment, and the Company has no obligation to reinstate any employees or former employees.

         (aa)     EMPLOYEE BENEFIT PLANS

                  (i) Except as disclosed in Schedule 4.1(aa), the Company is not bound by or a party to:

                             (A)     any benefit plan including, without
                                     limiting the generality of the foregoing, any pension plan, retirement savings plan, retirement compensation arrangement, salary deferral arrangement, health care plan or deferred profit sharing plan, or any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors including, without limiting the generality of the foregoing, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents maintained by or on behalf of the Company or any of its Subsidiaries for any of their employees (each, a "Benefit Plan");

                             (B) any liability for any unfunded obligation for any benefit or compensation for employees including, without limiting the generality of the foregoing, any profit sharing plans; or

                             (C) any liability for any contingent obligation which will become an obligation upon the Closing including, without limiting the generality of the foregoing, any retirement allowance or retirement compensation arrangement.

                  (ii) Subject to Schedule 4.1 (aa), all Benefit Plans listed in Schedule 4.1(aa) have been duly registered where required by, and are in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the INCOME TAX ACT and the EMPLOYMENT PENSION PLANS ACT (Alberta), as amended, and all required employer contributions under each Benefit Plan have been made and the applicable funds have been funded in accordance with the terms of such Benefit Plan and no past service funding liabilities exist thereunder;

                  (iii) With respect to each Benefit Plan, true, correct, and complete copies of all the following documents, to the extent applicable, have been delivered to Purchaser or its designee at the Sundog Premises:

                          (A) all documents constituting the Benefit Plans, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto;

                          (B)       the most recent summary plan description;

                          (C) the most recent written descriptions for all non-written agreements relating to any such plan or arrangement;

                          (D)       all annual reports submitted within the two
                                    (2) years preceding the Funding Date.

                          (E) all notices of non-compliance that were given within the two (2) years preceding the Funding Date by any Governmental Authority with respect to any Benefit Plan; and

                          (F) employee manuals or handbooks containing personnel or employee relations policies.


                  (iv) Subject to Schedule 4.1 (aa), there are no pending claims or lawsuits by, against, or relating to any Benefit Plan that would, if successful, result in liability of the Company, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Vendor or the Company, threatened by, against, or relating to any Benefit Plan, against the assets of any trust or other funding arrangement under any Benefit Plan, by or against the Company with respect to any Benefit Plan, or by or against the plan administrator or any fiduciary of any Benefit Plan, and to the Vendors or the Company's knowledge there are no facts that could form the basis for any such claim or lawsuit; and

                  (v) No Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement.

         (bb)     TAXES              Except as set forth in Schedule 4.1(bb):

                  (i) The Company has filed or caused to be filed on a timely basis with the appropriate federal, provincial or municipal Governmental Authority all Tax Returns required to be filed on or before the Funding Date; all such Tax Returns, as filed, are true, complete and correct in all respects and fully disclose the income tax, expenses, deductions and credits to the extent permitted by law; none of such Tax Returns has been amended; all Taxes due and payable or remittable with respect to the periods reflected on such Tax Returns, all assessments and reassessments and all tax installments and other remittances required to be made on or prior to the Funding Date have been or will be fully paid prior to the Funding Date; there are no pending assessments or reassessments in respect of a preceding taxation year or other taxable period or any audits or investigations in progress, pending or threatened (either in writing or verbally, formally or informally), by any Governmental Authority against the Company or any of its assets with respect to any Taxes; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing, assessment or reassessment of any Taxes payable by the Company; there are no agreements with any federal, provincial or municipal taxing authority that may affect the subsequent Tax liabilities of the Company; the reserves and provisions for Taxes on the books of the Company are adequate for all Taxes which have been or may in the future be assessed or reassessed against the Company with respect to the appropriate periods then ended and all periods prior thereto;

                  (ii) The Company (A) has withheld for each payment made to each of its present and former employees, officers and directors and to any non-resident of Canada the amount of any Taxes and other deductions required to be withheld therefrom, (B) has paid the same to the proper Government Authority within the time periods required under any applicable legislation, and (C) has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party;

                  (iii) The income tax liabilities of the Company have been assessed for all taxation years up to and including the taxation year ended July 31, 1998; true and complete copies of the federal and provincial Tax Returns for the Company for each of the fiscal years ended July 31, 1998, 1997, 1996 and 1995 and copies of all assessments and reassessments relating to such taxation years have been delivered to Purchaser or its representatives;

                  (iv) The income tax liabilities of Sundog Digital Printing Limited have been assessed for the taxation years ended July 31, 1996 and July 31, 1995; true and complete copies of the federal and provincial Tax Returns for Sundog Digital Printing Limited for each of the fiscal years ended July 31, 1996 and 1995 and copies of all assessments and reassessments relating to such taxation years have been delivered to the Purchaser or its representatives;

                  (v) No amount in respect of any outlay or expense that is deductible for the purposes of computing the income of the Company for the purposes of the Income Tax Act has been owing by the Company for longer than two (2) years to any person or entity with whom the Company was not dealing at arm's length (for the purposes of the Income Tax Act) at the time that outlay or expense was incurred;

                  (vi) The Company has not, either directly or indirectly, transferred property to or acquired property from any person or entity with whom it was not dealing at arm's length (for the purposes of the Income Tax
                             Act) for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof;

                  (vii) The Company has not claimed a deduction with respect to an outlay or expense which Revenue Canada may disallow in the circumstances;

                  (viii) All amounts of consideration paid or agreed to be paid by the Company with respect to the acquisition from, the use or reproduction of property of, or services rendered by, a non-resident of Canada not dealing at arm's length with the Company for the purposes of and within the meaning of the Income Tax Act have been no greater than would be considered reasonable in the circumstances where such non-resident would be dealing at arm's length with such entity;

                  (ix) All amounts of consideration paid or agreed to be paid to the Company with respect to the acquisition by, the use or reproduction of property by, loan to, or services rendered to, a non-resident of Canada with whom the Company was not dealing at arm's length for the purposes of and within the meaning of the Income Tax Act have been equal to at least an amount which would be considered reasonable in circumstances where such non-resident would be dealing at arm's length with such entity;

                  (x) There are no circumstances which exist and would result in, or which have existed and resulted in, any of sections 80 to and including section 80.04 of the Income Tax Act applying to the Company;

                  (xi) The Company has not been a party to an election made under section 83 nor has the Company been a party to an election under section 85 of the Income Tax Act;

                  (xii) The Company is a registrant for the purposes of the ETA; the Company is not a financial institution within the meaning of the ETA;

                  (xiii) The Company has not made any elections under the ETA;

                  (xiv) All applicable retail sales tax was paid by the Company on the initial acquisition of its tangible personal property;

                  (xv) During the three years prior to the Funding Date, except as set forth in Schedule 4.1(bb), the Company (A) has not ever done business in, or currently does not do business in, the United States of America, and (B) has not ever filed, or has no obligation to file, any Tax Return in the United States of America;

                  (xvi) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending or deemed to have ended on or before the Effective Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company made as of the Effective Date;

                  (xvii) The Company has filed all reports and has created and/or retained all records required with respect to its ownership by and transactions with related parties. Each related person required to maintain records with respect to transactions between the Company and related persons has maintained such records. All documents that are required to be created and/or preserved by related persons with respect to transactions with the Company were created and are maintained as required by law;

                  (xviii) The Company currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed in the past five (5) years;

                  (xix) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company and the Company has not received notice (either in writing or verbally, formally or informally) and does not expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it; the Company is not a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets;

                  (xx) There are (and as of immediately following the Funding Date there will be) no Liens on the assets of the Company relating to or attributable to Taxes;

                  (xxi) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business;

                  (xxii) None of the Company's assets are leased from or to a Tax exempt entity under the Income Tax Act (or comparable laws of any jurisdiction);

                  (xxiii) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 9, 18, 20 or 68 of the Income Tax Act (or comparable laws of any jurisdiction);

                  (xxiv) The Company is not nor has it ever been, a party to a Tax indemnity agreement, and the Company has not assumed the Tax liability of any other Person under contract;

                  (xxv) The Company's Tax basis in their assets for purposes of determining their future amortization, depreciation and other income tax deductions is accurately reflected on the Company's books and records;

                  (xxvi) The Company has no net operating losses or other Tax attributes presently subject to limitation under Section 111 of the Income Tax Act (or comparable laws of any jurisdiction); and

                  (xxvii) The Company has filed or caused to be filed, within the time and manner provided by the Income Tax Act, any necessary tax elections, pursuant thereto that relate to the amount of taxable income reported in any tax returns filed for taxation years ending on or before the Effective Date.

         (cc)     CONFORMITY WITH LAW; LITIGATION

                  (i) The Company has not violated any law or regulation or any order of any court or federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it;

                  (ii) No Shareholder has, at any time: (i) committed any criminal act (except for minor traffic violations);
                             (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that made an assignment in bankruptcy; and

                  (iii) Except as set forth on Schedule 4.1(cc)(iii), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Vendor or the Company, threatened or commenced against or affecting the Vendor or the Company at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Vendor or the Company or against any of its properties or business.

         (dd)     Intentionally left blank.

         (ee) ABSENCE OF CHANGES Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 4.1(ee) or disclosed herein, there has not been:

                  (i) any change, by itself or together with other changes, that has materially adversely affected, or is likely to materially adversely affect, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

                  (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

                  (iii) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (iv) any declaration or payment of any dividend or distribution in respect of the shares, or any direct or indirect redemption, purchase or other acquisition of any of the shares of the Company;

                  (v) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Employee Benefit Plan, employment, severance or other agreement relating to compensation or fringe benefits;

                  (vi) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

                  (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the shareholders and their Affiliates;

                  (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Shareholders and their Affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

                  (xi) any waiver of any material rights or claims of the Company;

                  (xii) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

                  (xiii) any transaction by the Company outside the ordinary course of business;

                  (xiv) any capital commitment by the Company, either individually or in the aggregate, exceeding $110,000;

                  (xv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

                  (xvi) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

                  (xvii) any entry into, amendment of, relinquishment, termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $110,000;

                  (xviii) any loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others; or

                  (xix) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (i) through
                             (xix) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

         (ff)     DISCLOSURE      All written agreements, lists, schedules,
                  instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Vendor, the Company or 408446 contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Vendor, the Company or 408446 to Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the Vendor, the Company or 408446 that has specific application to the Vendor, the Company and 408446 (other than general economic or industry conditions) and that materially adversely affects or, as far as the Vendor, 408446 and the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

         (gg) PREDECESSOR STATUS; Schedule 4.1(gg) sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets. During the five (5) year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 4.1(gg) in the jurisdiction or jurisdictions set forth on Schedule 4.1(gg) and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         (hh) LOCATION OF CHIEF EXECUTIVE OFFICES The Company's chief executive offices are located at 1311 - 9 Avenue S.W., Calgary, Alberta.

         (ii) LOCATION OF EQUIPMENT AND INVENTORY All inventory and equipment held on the date hereof by the Company is located at either the Sundog Premises or at 2320 - 35th Avenue N.E., Calgary or at the premises of Coast Paper in Calgary. For purposes of this section, (a) the term "inventory" shall mean any inventory of whatever nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping the same; in all stages of production -- from raw materials through work-in-process to finished goods; and (b) the term "equipment" shall mean any equipment of any nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

         (jj) YEAR 2000 COMPLIANCE The Company is currently undergoing a Year 2000 compliance review but has not yet completed same. As such, the Company may not be Year 2000 Compliant and Ready. To the best of the knowledge of the Vendor, the Company and 408446 no customer, supplier of the Company or party with whom the Company has business dealings has notified the Company that they are not or may not be Year 2000 Complaint and Ready.
                  Schedule 4.1(jj) appends various reports on Year 2000 Compliance and a Company internal memorandum in regard to Year 2000 Compliance.

4.2               HODGSON'S REPRESENTATIONS AND WARRANTIES

                  The Vendor represents and warrants to the Purchaser that:

         (a) 408446 is a corporation duly amalgamated, organized and subsisting under the laws of Alberta as a private company as that term is defined in the SECURITIES ACT (Alberta) with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 408446 is subject;

         (b) the authorized capital of 408446 consists of 25,000 Class A Common Shares, 25,000 Class B Common Shares and unlimited number of C Preferred Shares which as of the Funding Date there is issued and outstanding the following as fully-paid and non-assessable:



                                   SHARES                                   BENEFICIAL AND REGISTERED OWNER
                                   ------                                   -------------------------------

                  106 Class A Common Shares                                              Vendor

         (c) The Vendor is the beneficial and registered owner of the shares referred to in Section 3.2(b) above and the Hodgson Shares which, at the Funding Date, will be free and clear of all Liens and any other rights of others;

         (d) The Vendor has good and sufficient power, authority, and right to enter into and deliver this Agreement and as at the Funding Date to transfer the legal and beneficial title and ownership of the 408446 Shares and the Hodgson Shares to the Purchaser free and clear of all Liens and any other rights of others;

         (e) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

                  (i) The Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the 408446 Shares or the Hodgson Shares other than pursuant to the provisions of this Agreement, or

                  (ii) to allot or issue any of the unissued shares of 408446 or to create any additional class of shares.

         (f) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor or by 408446 will result in the violation of:

                  (i) any of the provisions of the constating documents or by-laws of 408446,

                  (ii) any agreement or other instrument to which 408446 is a party or by which 408446, is bound, or

                  (iii)      any applicable law, rule or regulation.

         (g) at the Funding Time, the sole asset of 408446 will be 160 Class A Common Voting Shares in the capital of the Company registered in its name and 408446 will be the owner of such assets with a good and marketable title, free and clear of all Liens and any other rights of others;

         (h) as at the Funding Date, there will be no outstanding liabilities against 408446 other than the 408446 Shareholders Loan;

         (i) 408446 is not a party to any contract or contractual commitment other than those agreements entered into in accordance with the terms of this Agreement;

         (j) 408446 is not a party to or bound by any guarantee, indemnification, surety or similar obligation other than guarantees granted on behalf of the Company;

         (k) 408446 is not a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee;

         (l) as of the Funding Date, and except for the shares it holds in the Company, 408446 will not have any Subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

         (m) there are no actions, suits or proceedings (whether or not purportedly on behalf of 408446) pending or threatened against or adversely affecting, or which could adversely affect, 408446 or any of its assets before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 408446;

         (n) 408446 is conducting its business in compliance with all applicable laws, rules, regulations, notices, approvals and orders of Canada and of the Province of Alberta and all municipalities thereof in which its business is carried on, is not in material breach of any such laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified, and duly possesses all material permits, in the Province of Alberta and all municipalities thereof in which 408446 carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications and permits are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification or permit by virtue of the completion of the transactions contemplated hereby; and

         (o) 408446 does not have any liability, obligation or commitment for the payment of income taxes, corporation capital taxes or any other taxes or duties of whatever nature or kind or interest or penalties with respect thereto, except such as are disclosed in the 408446 financial statements or such taxes or duties not yet due as have arisen since the date of last 408446 financial statements in the usual and ordinary course of business and for which adequate provision in the accounts of 408446 has been made. 408446 is not in arrears with respect to any required withholdings, remittances or instalment payments of any tax or duty of any kind and has not filed any waiver for a taxation year under the Income Tax Act or any other legislation imposing tax on it. 408446 has, at the prescribed times, filed all tax returns, information returns and schedules thereto required to be filed by it in all applicable jurisdictions. All such tax returns properly reflect, and do not in any respect understate, the taxable income or the liability for taxes of 408446 in a relevant taxation year or calendar year. Without limiting the generality of the foregoing, 408446 is in compliance with all registration, timely reporting, and remittance obligations in respect of all provincial and federal sales tax legislation and the goods and services tax. There are no actions, suits, or other proceedings or investigations or claims in progress, pending or threatened against 408446 in respect of any taxes, governmental charges, or assessments and, in particular, there are no currently outstanding reassessments or written enquiries that have been issued or raised by any governmental authority relating to any such taxes, governmental charges and assessments. To the knowledge of the Vendor and 408446, there is no basis for any adverse reassessment by any taxing authority for any year remaining open for reassessment.

                                    ARTICLE 5
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

5.1               PURCHASER'S REPRESENTATIONS

                  The Purchaser represents and warrants to the Vendor that:

         (a) CORPORATE STANDING The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.


         (b) AUTHORIZATION; VALIDITY OF OBLIGATIONS The representative of the Purchaser executing this Agreement has all requisite corporate power and authority to enter into and bind the Purchaser to the terms of this Agreement. The Purchaser has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of the transactions contemplated herein has been duly and validly authorized by the Board of Directors of the Purchaser and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms; and

         (c) NO CONFLICTS The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

                  (i) conflict with, or result in a breach or violation of the constating documents or by-laws of the Purchaser;

                  (ii) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Purchaser is a party, or result in the creation or imposition of any Lien on any of the Purchaser's properties pursuant to (A) any law or regulation to which the Purchaser or any of its property is subject, or (B) any judgment, order or decree to which the Purchaser is bound or any of its property is subject;

                  (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Purchaser;

                  (iv) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Purchaser is subject, or by which the Purchaser is bound including, without limitation, the Investment Canada Act.


                                    ARTICLE 6
                                    COVENANTS

6.1               TAXES

                  The following provisions shall govern the allocation of responsibility as between the Company and 408446, on the one hand, and the Vendor, on the other, for certain tax matters following the Effective Date:

         (a) The Vendor shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company and 408446 for all fiscal periods ending on or deemed to have ended on or before the Effective Date that are due after the Effective Date. The Vendor shall pay to the Company and 408446 on or before the date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the books and records of the Company and 408446 as of the Effective Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Purchaser. To the extent reasonably requested by the Vendor or required by law, Purchaser shall participate in the filing of any Tax Returns filed pursuant to this paragraph;

         (b) The Purchaser, the Company, and 408446 on one hand, and the Vendor on the other hand, shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes;
                  (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company and 408446 for all periods ending prior to or including the Effective Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company and 408446 that is in their possession or under their control until the expiration of any applicable statue of limitations or extensions thereof;

         (c) The Vendor shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees applicable to the Vendor arising from or relating to the transactions contemplated by this Agreement, and the Vendor shall, file all necessary Tax Returns and other documentation with respect to all such transfers, documentary, sales, use stamp, registration, and other Taxes and fees. If required by applicable law the Purchaser and the Company will join in the execution of any such Tax Returns and other documentation;

         (d) The Purchaser does not assume and shall not be liable for any Taxes under the Income Tax Act or any other Taxes whatsoever which may be or become payable by the Vendor and 408446 including, without limiting the generality of the foregoing, any Taxes resulting from or arising as a consequence of this Agreement;

         (e) The Vendor shall prepare or cause to be prepared and file or cause to be filed, within the time and manner provided by the Income Tax Act, the elections pursuant to Section 16.1 thereof, that relate to the August 26, 1998 financing transaction entered into with the Bank of Nova Scotia; and

         (f) The Company shall be responsible for the expense of filing its Tax Return resulting from the transactions contemplated by this Agreement.

6.2               ACCOUNTS RECEIVABLE

                  In the event that all Accounts Receivable as at the Funding Date are not collected in full (subject to and net of reserves specified in Section 4.1(p)) within one hundred and twenty (120) days after the Closing then, at the request of the Company or Purchaser, the Vendor shall pay the Company an amount equal to the Vendor's Portion of the Accounts Receivable not so collected, and upon receipt of such payment the Company shall assign to the Vendor, all rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit to Vendor any excess collections received by it with respect to such assigned Accounts Receivable. Subsequent to the Funding Time the Purchaser shall cause the Company to use all commercially reasonable efforts to collect the Accounts Receivable.

6.3               RELATED PARTY AGREEMENTS

                  The Vendor, the Company and/or 408446, as the case may be, shall terminate any Related Party Agreements, which Purchaser requests the Vending the Company or 408446 to terminate, whether before or after the Funding Time, with the exception of the leases of the Sundog Premises.

6.4               COOPERATION

          (a) The Company, Vendor, 408446 and Purchaser shall each deliver or cause to be delivered to the other on the Funding Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may commercially reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company and 408446 shall execute any documentation reasonably required by Purchaser's independent public accountants (in connection with such accountant's audit of the Company and 408446) or the NASDAQ National Market;

         (b) The Vendor, the Company and 408446 shall cooperate and use their commercially reasonable efforts to have the current officers, directors and employees of the Company and 408446 cooperate with the Purchaser on and after the Funding Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Funding Date;

         (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby; and

         (d) The Company, the Vendor, 408446 and the Purchaser shall file all notices and other information and documents required under the INVESTMENT CANADA ACT as promptly as practicable after the date hereof.

6.5               ACCESS TO INFORMATION; CONFIDENTIALITY; PUBLIC DISCLOSURE

         (a) Between the date of this Agreement and the Funding Date, the Vendor will afford to the officers and authorized representatives of the Purchaser access to (A) all of the sites, properties, books and records of the Company and 408446 and (B) such additional financial and operating data and other information as to the business and properties of the Company and 408446 as the Purchaser may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry;

         (b) The Purchaser recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. The Purchaser agrees that, unless there is a Closing, it will not disclose confidential information with respect to the Company to any person, for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 6.5(b), unless:

                           (A) such information becomes known to the public generally through no fault of the Purchaser;

                           (B) disclosure is required by law or the order of any governmental authority under color of law; or

                           (C) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party;

                  provided, that prior to disclosing any information pursuant to clause (A), (B) or (C) above, the Purchaser shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure; and

         (c) Prior to the Funding Date, neither the Vendor, the Company nor 408446 shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless such disclosure is previously approved by the Purchaser in writing. The Purchaser agrees to keep the Vendor, the Company and 408446 apprised in advance of any disclosure of the subject matter of this Agreement by the Purchaser prior to the Funding Date.

6.6               CONDUCT OF BUSINESS PENDING CLOSING

                  Between the Effective Date and the Funding Date, the Company and 517244 will (except as requested or agreed by Purchaser or except as contemplated by the terms hereof):

         (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (b) maintain its properties and facilities, including those held under the Leases, in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

         (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

         (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

         (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

         (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

         (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice or as contemplated herein.

6.7               PROHIBITED ACTIVITIES

                  Between the Effective Date and the Funding Date, the Company and 408446 will not, without the prior written consent of Purchaser, not to be unreasonably withheld unless the same is contemplated by the terms hereof:

         (a) make any change in their respective articles of incorporation or bylaws, or authorize or propose the same;

         (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

         (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its shares, or purchase, redeem or otherwise acquire or retire for value any shares;

         (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount in excess of $110,000, including contracts to provide services to customers;

         (e) increase the compensation payable or to become payable to any officer, director, shareholder, employee, agent, representative or independent contractor, except for ordinary and customary bonus and salary increases, make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any plan or benefit arrangement; or grant any severance or termination pay;

         (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

         (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

         (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

         (i) amalgamate or consolidate or agree to amalgamate or consolidate with or into any other corporation;

         (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

         (l)      enter into any other transaction:

                  (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Shareholder; or

                  (ii) outside the ordinary course of business consistent with past practice; or

                  (iii)      prohibited hereunder;


         (m)      commence a lawsuit other than for routine collection of bills;

         (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Purchaser; or

         (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.7(a) through (o) above, or any action which would make any of the representations and warranties of the Vendor, Company and 408446 contained in this Agreement untrue or result in any of the conditions set forth in Article 7 not being satisfied.

6.8               EXCLUSIVITY

                  None of the Vendor, the Company, 408446 or any agent, officer, director or any representative of the Vendor, the Company or 408446 or the Vendor will, during the period commencing on the date of this Agreement and prior to the earlier to occur of the Funding Time or the termination of this Agreement in accordance with its terms, directly or indirectly:

         (a) solicit, encourage or initiate the submission of proposals or offers from any Person for;

         (b)      engage in any discussions pertaining to; or

         (c) furnish any information to any person other than Purchaser relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company.

                  In addition to the foregoing, if any one of the Vendor, the Company or 408446 receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Vendor, the Company or 408446 shall immediately notify Purchaser thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

6.9               NOTIFICATION OF CERTAIN MATTERS

                  Each party hereto shall give prompt notice to the other parties hereto of:

(a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Funding Time; and

(b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder.



                  The delivery of any notice pursuant to this Section 6.9 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 7 and 8, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                    ARTICLE 7
                                   CONDITIONS

7.1               CONDITIONS FOR THE BENEFIT OF THE PURCHASER

                  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or before the Funding Date, of the following conditions and deliveries:

         (a) All of the representations and warranties of the Vendor, the Company and 408446 contained in this Agreement shall be true, correct and complete on and as of the Funding Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Vendor, the Company and 408446 on or before the Funding Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Funding Date and signed on behalf of the Vendor, the Company and 408446 and shall have been delivered to Purchaser;

         (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser's proposed acquisition of the Shares, or limiting or restricting Purchaser's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;

         (c) There shall be no action, suit, claim or proceeding of any nature pending or threatened against Purchaser or the Vendor, the Company or 408446 their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company. A certificate in respect of the Vendor, the Company and 408446 to the foregoing effect dated the Funding Date and signed on behalf of the Vendor, the Company and 408446 shall have been delivered to Purchaser;

         (d) There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date except those that affect the industry generally; and Purchaser shall have received a certificate signed by the Vendor, the Company and 408446 dated the Funding Date to such effect;

         (e) The Purchaser shall have received (i) a copy of the articles of incorporation of the Company and 408446 certified by an appropriate authority in the jurisdiction of its incorporation and (ii) a copy of the bylaws of the Company and 408446 certified by a duly authorized officer of the Company, and such documents shall be in form and substance reasonably acceptable to the Purchaser;

         (f) Purchaser shall have received from the Company completed interim financial statements for the period ending on February 28, 1999 in a form reasonably satisfactory to Purchaser;

         (g) The Purchaser shall have received a certificate (the "Closing Financial Certificate"), dated as of the Funding Date, signed on behalf of the Company and by the Vendor, setting forth:

                  (i) the revenue of the Company for the fiscal year ended July 31, 1998 and the period ended February 28, 1999;

                  (ii) the earnings of the Company before interest and taxes and bonuses, adjusted to reflect the add-back of certain non-recurring costs, for the fiscal year ended July 31, 1998 and the period ended February 28, 1999;

                  (iii) The sum of the Company's total outstanding interest bearing indebtedness to banks, and all other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding any amounts payable pursuant to Section 3.1(b) hereof and Section 3.1(b) of the Remenda Agreement, and any amounts payable to the Vendor, Remenda and 517244, and their Affiliates, any income taxes payable from the Balance Sheet Date on earnings, operating leases, trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice) as of the Funding Date.

         (h) Vendor shall have entered into an employment agreement with the Purchaser in the form set forth in Schedule 1.1(t) hereof prior to the Funding Time;

         (i) the Company shall have entered into a lease with the registered owner(s) of the Sundog Premises on the terms set forth in Schedule 7.1(i) hereof prior to or contemporaneous with the Funding Time and each of such leases shall be registered by way of caveat against the certificates of title to the Sundog Premises and in the event that any mortgage, encumbrance or financial charge exists, then the holder of each such mortgage, encumbrance or financial charge shall have executed and delivered to the Company a non-disturbance agreement in form and content acceptable to the Purchaser;

         (j)      Remenda shall have signed the Remenda Agreement; and

         (k) The Vendor, the Company and 408446 shall have made all deliveries as are called for by this Agreement. The Purchaser shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

7.2               CONDITIONS FOR THE BENEFIT OF THE VENDOR, THE COMPANY AND
                  408446

                  The obligation of the Vendor, the Company and 408446 to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Funding Time, of the following conditions and deliveries:

         (a) All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete on and as of the Funding Time with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Purchaser on or before the Funding Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Funding Date and signed by any officer of the Purchaser shall have been delivered to the Vendor, the Company and 408446;

         (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser's proposed acquisition of the Shares, or limiting or restricting Purchaser's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and a certificate to the foregoing effects dated the Funding Date and signed by any officer of the Purchaser shall have been delivered to the Vendor, the Company and 408446;

         (c) All necessary material consents of, and filings with, any governmental authority or agency or third party relating to the consummation by the Purchaser of the transactions contemplated herein, shall have been obtained and made;

         (d) The Company or Purchaser shall have entered into an employment agreement with Vendor in the form set forth in Schedule 1.1(t) hereof prior to or contemporaneously with the Funding Time; and

         (e)      Remenda shall have entered into the Remenda Agreement.

7.3               CONDITIONS FOR BENEFIT OF PURCHASER, VENDOR, COMPANY AND
                  408446

                  The obligation of the Purchaser, the Vendor, the Company and 408446 to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Funding Time, of the following conditions and deliveries to be completed immediately prior to the Funding Time:

         (a) the Company shall sell to Vendor, and Vendor will purchase from the Company, the Preferred Shares for the sum of $375,000;

         (b) the Company shall pay out the Related Party Debt in its entirety;

         (c) the Company shall remit the Johnson Pension Obligation to such entity as shall be designated by Harvey Johnson. Concurrently therewith, Harvey Johnson shall unconditionally release the Company for all claims in relation to the Johnson Pension Obligation and enter into an amendment of the Johnson Employment Contract acknowledging deferral of payment of the Johnson Severance Obligation to June 30, 1999 and providing for an assignment to Harvey Johnson of the life insurance on his life held by the Company;

         (d) the Company shall declare, as evidenced by a written resolution of the board of directors of the Company that a bonus net of withholdings has been credited to the Sundog Shareholder Loan account in the net amount of $408,715 (the "1999 Bonus"). The Company shall make all remittances, including any remittances required under the Income Tax Act, to be made in connection with the payment of the 1999 Bonus; and

         (e) Hodgson shall release the Company from that certain employment agreement dated December 22, 1989 between Hodgson and the Company.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1               GENERAL INDEMNIFICATION BY THE VENDOR

                  The Vendor as to the Vendor's Portion, covenants and agrees to indemnify, defend, protect and hold harmless the Purchaser and the Company and their respective officers, directors, employees, shareholders, assigns, successors and Affiliates (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") from, against and in respect of:

         (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable legal fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of:

                  (i) any breach of any representation or warranty of the Vendor, 408446 or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any of the Vendor, 408446 or the Company in connection herewith;

                  (ii) any nonfulfillment of any covenant or agreement by the Vendor or, prior to the Funding Date, the Company or 408446, under this Agreement. or

                  (iii) the business, operations or assets of the Company or 408446 prior to the Funding Time or the actions or omissions of the Company's or 408446's directors, officers, shareholders, employees or agents prior to the Funding Time, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement

                  (iv) any additional assessment, Tax or penalties payable as a result of the assignment of the Hodgson Insurance and any other assignment of any employee insurance in accordance with this Agreement; and

         (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

8.2      LIMITATION AND EXPIRATION

                  Notwithstanding the above:

         (a)      there shall be no liability for indemnification under Section
                  8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $110,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) Damages arising out of any breaches of the covenants of the Vendor, 408446 or the Company set forth in this Agreement or representations and warranties made in Sections 4.1(e) (Authorized Capital), 4.1(f) (Entitlements), 4.1(u) (Significant Customers; Material Contracts and Commitments), 4.1(aa) (Employee Benefit Plans), 4.1(bb) (Taxes), or 4.1(cc) (Conformity with Law; Litigation);

         (b)      the aggregate amount of the Vendor's liability under this
                  Article 8 shall not exceed the Purchase Price, provided however, that the Vendor's liability for Damages arising out of any breaches of the representations made in Sections 4.1(y), 4.1(aa) or 4.1(bb) or Damages described in Section 8.1
                  (a)(ii) or (iv) shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.2(b);

         (c) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or
                  (ii) of this Section 8.2(c):

                  (i)        (A)     except as to  representations,  warranties,
                                     and covenants specified in clause (i)(B) of this Section 8.2(c), the third anniversary of the Funding Date;

                             (B) with respect to representations and warranties contained in Sections 4.1(y), 4.1(aa), 4.1(bb) and the indemnification set forth in Section 8.1(a)(ii)(iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable limitation period contained in the applicable federal or provincial statute (including extensions thereof), or (B) if there is no applicable federal or provincial statute,
                                     (x) five (5) years after the Funding Date if the Claim (as defined below) is related to the cost of investigating, containing, removing or remediating a release of Hazardous Substances (as defined above) into the environment, or (y) five (5) years after the Funding Date for any other Claim covered by clause (i)(B) of this Section 8.2(c); or

                  (ii) The final resolution of claims or demands pending as of the dates described in clause (i) of this
                             Section 8.2(c) (such claims referred to as "Pending Claims").

         (d) For greater certainty the Vendor shall, in accordance with the provisions of this Article 8, indemnify the Purchaser and the Company in respect of those matters set out in that schedule delivered at the Funding Time by the Purchaser to the Vendor which letter is attached hereto as Schedule 8.2(d). The Vendor acknowledges that Schedule 8.2(d) shall in no way constitute any amendment, waiver, modification or abridgement of any of the Purchasers rights under this Article 8.

8.3               INDEMNIFICATION PROCEDURES

                  All claims or demands for indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

         (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to
                  Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall within thirty (30) days of having actual knowledge of such Claim (failing which the Indemnified Party shall be deemed to waive its right to indemnification in respect of such Claim) notify the Vendor of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Vendor does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

         (b)      (i)        In the event that any Claim for which the
                             Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party
                             Claim"), the Indemnified Party shall deliver a Claim Notice to the Vendor within thirty (30) days of having actual knowledge of such Third Party
                             Claim (failing which the Indemnified Party shall be deemed to waive its right to Indemnification in respect of such Claim). The Vendor shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying
                             Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third
                             Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified
                             Party's interests.

                  (ii) In the event that the Vendor timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Vendor any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Company or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

         (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

         (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this
                  Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

8.4               GENERAL INDEMNIFICATION BY THE PURCHASER

                  The Purchaser covenants and agrees to indemnify, defend, protect and hold harmless the Vendor from, against and in respect of:

         (a) all Damages suffered, sustained, incurred or paid by the Vendor in connection with, resulting from or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of the Purchaser set forth in this Agreement;

                  (ii) any nonfulfillment of any covenant or agreement by the Purchaser, or after the Funding Date, the Company, under this Agreement, excluding any such non-fulfillment caused by the Vendor;

                  (iii) the business, operations or assets of the Company subsequent to the Funding Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents subsequent to the Funding Date, excluding Damages caused by or actions or omissions of the Vendor; or

                  (iv) guarantees or indemnities or the sureties provided by Vendor or his Affiliates for the benefit of the Company as set forth in Schedule 8.4(a)(iv).

         (b) the indemnification obligation under this Section 8.4 shall terminate on the third anniversary of the Funding Date.

8.5               SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  All representations, warranties and covenants made by the Vendor, the Company, 408446 and the Purchaser in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Funding Date. The representations of the Vendor, the Company and 408446 will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations and warranties of the Purchaser will survive Closing and will remain in effect until, and will expire upon the third anniversary of the Funding Date.

8.6               REMEDIES CUMULATIVE

                  The remedies set forth in this Article 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

8.7               RIGHT TO SET OFF

                  Subject to complying with the procedures set forth in Section 11.10, Purchaser shall have the right, but not the obligation, to set off, in whole or in part, against the portion of the Purchase Price payable pursuant to Sections 3.1(a)(iii), 3.1(a)(iv) or 3.1(a)(v) hereof, amounts finally determined under Section 8.3 to be owed to the Purchaser by the Vendor, 408446 or the Company or any Indemnifying Party under this Article 8.

8.8      CLAIMS

                  The Vendor's Liability to an Indemnified Party pursuant to
Section 8.1 shall be limited to the Vendor's Portion. Similarly, the Parties acknowledge that in relation to any other action or claim whatsoever under and pursuant to this Agreement whether in relation to a breach of the representation or warranties, the covenants or otherwise, the Vendor's Liability shall be limited to the Vendor's Portion and the Purchaser shall deliver notice to the Vendor of such other claim within thirty days of having actual knowledge of such claim failing which the Purchaser shall be deemed to have waived such claim.


                                    ARTICLE 9
                                NON - COMPETITION


9.1               PROHIBITED ACTIVITIES

                  The Vendor acknowledges that he has developed relationships on behalf of and acquired proprietary and confidential information about the Company, including, but not limited to, its customers, vendors, prices, sales strategies and other information, some of which may be regarded and treated by the Company and the Purchaser as trade secrets. In order to protect the Company's and/or the Purchaser's critical interest in these relationships and information, the Vendor covenants that he will not, for a period of four (4) years following the Funding Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, partnership, corporation, or business of whatever nature:

         (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 50 miles of any locations where the Company both has an office and conducts business ("Territory"). As used in this subsection, "competition" shall mean engaging, directly or indirectly, for himself or any other person or entity, in (i) any facet of the business of the Company in which the Vendor was engaged in prior to the Funding Date or (ii) any facet of the business of the Company about which the Vendor acquired proprietary or confidential information during the course of his ownership of the Shares;

         (b) hire or join with in a competitive business capacity, any employee of the Company within the Territory;

         (c) solicit or accept business which competes with the business of the Company from any person who is, on the Funding Date, or that has been, within one (1) year prior to the Funding Date, a customer of the Company; or

         (d) acquire or enter into any agreement to acquire any prospective acquisition candidate that was, to the knowledge of the Vendor, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis by the Company within 3 years prior to the Funding Date. The Vendor, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

                  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Vendor from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter.


9.2               CONFIDENTIALITY

                  The Vendor acknowledges that he has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Vendor covenants and agrees with the Company and Purchaser that he will not at any time, except in performance of Vendor's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board of Directors of the Company, directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his ownership of the Company or his employment by the Company, or any of its Subsidiaries and Affiliates, or use any such information in a manner detrimental to the interests of the Company or Purchaser, unless (i) such information becomes known to the public generally through no fault of any Shareholder, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Vendor shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Purchaser's management with respect to the Company's or Purchaser's, or any of their Affiliates' or Subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

9.3               DAMAGES

                  Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, the Vendor agrees that the foregoing covenant may be enforced by Purchaser in the event of breach by the Vendor, by injunctions and restraining orders.

9.4               REASONABLE RESTRAINT

                  The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on the Vendor in light of the activities and business of the Purchaser on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby.

9.5               SEVERABILITY; REFORMATION

                  The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

9.6               INDEPENDENT COVENANT

                  All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Vendor against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Purchaser of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of the Vendor made in this Article 9 shall be effective, shall be completed by excluding from such computation any time during which the Vendor is found by a court of competent jurisdiction to have been in violation of any provisions of this Article 9. The covenants contained in this Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

9.7               MATERIALITY

                  The Company and the Vendor hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

                                   ARTICLE 10
                                     CLOSING

10.1              CLOSING

         (a) The Closing shall take place through the delivery of executed originals or facsimile counterparts of all documents required hereunder on such date that all conditions to Closing shall have been satisfied or waived, or at such other time and date as the Purchaser and the Vendor may agree, which date is referred to as the "Funding Date."

         (b) The completion of the transactions contemplated herein shall be carried out pursuant to such reasonable trust conditions as are agreed upon between the solicitors representing the Vendor, the Company and 408449 and the Solicitors representing the Purchaser which shall provide that all closing documents and funds shall be delivered to the Solicitors representing the Purchaser and held in escrow and not released until all parties have delivered all required closing documents and funds and caveats respecting the Leases have been registered at the Land Titles Office against the respective certificates of title to the lands referenced in the Leases, subject only to the caveats and instruments that were registered against titles as at the Effective Date.

10.2     DELIVERIES AT FUNDING TIME

At the Funding Time:

         (a) the Purchaser shall deliver or cause to be delivered to the Vendor the following:

                  (i) funds in the amount of $4,995,742 for the Purchased Interests;

                  (ii)     demand promissory note in the amount of $820,056;

                  (iii) releases of the personal guarantees of Vendor and the corporate guarantees of 408446 and its Affiliates;

                  (iv)     releases of the Vendor by the Company and 408446;

                  (v) a legal opinion in form reasonably satisfactory to Vendor's solicitors in relation to the enforceability of this Agreement and the other agreements delivered pursuant to the terms hereof;

                  (vi) an undertaking to pay to the Johnson Severance Obligation and the Johnson Pension Obligation.

         (b) the Vendor shall deliver or cause to be delivered to the Purchaser the following:

                  (i) a certificate of each of the Vendor, 408446 and the Company confirming that the representations set forth herein by them to are true and correct at the Funding Date;

                  (ii) a certified copy of the resolution of the board of directors of the Company and 408446 approving the agreement and the transfer of the Hodgson Shares and 408446 Shares from the Vendor to the Purchaser;

                  (iii) certificates representing the Shares duly endorsed in blank for transfer;

                  (iv) The share certificate book, minute book, corporate seal and all other corporate records and business records of 408446;

                  (v) resignations of the existing directors and officers of 408446;

                  (vi) a legal opinion in form reasonably satisfactory to Purchaser's solicitors in relation to the enforceability of this Agreement and the other agreements delivered pursuant to the terms hereof;

         (c) At the Funding Time, the Vendor, the Shareholders, the Company and the Purchaser, as the case may be, shall execute and deliver or cause to be delivered the following:

                  (i)      an assignment of the Shareholders Loans; and

                  (ii)     the Hodgson Employment contract.


10.3              PURCHASER POST CLOSING OBLIGATIONS

                  Following the Funding Time the Purchaser shall:

         (a) appoint new directors for 408446 and the Company and cause a duly completed Notice of Change of Directors to be filed with Alberta Corporate Registry and in any other jurisdictions where 408446 or the Company is registered and such notification is required to be filed;

         (b) designate a new registered office for 408446 and the Company and cause a duly completed Notice of Change of Address to be filed with Alberta Corporate Registry;

         (c) cause 408446 and the Company to deliver to the former directors of 408446 and the Company, as the case may be, duly executed releases in a form reasonably acceptable to the solicitors for the Vendor;

         (d) assign the Hodgson Insurance from the Company to Hodgson or his nominee; and

         (e) assign the TPI Receivable from the Purchaser in favor of the Vendor.

10.4              JOHNSON CONTRACT

                  In due course, following the Funding Time, the Purchaser shall ensure the payment to Harvey Johnson of the Johnson Severance Obligation by the Company.

                                   ARTICLE 11
                                     GENERAL


11.1              TERMINATION

                  This Agreement may be terminated at any time prior to the Funding Date solely:

         (a) by mutual consent of the board of directors of Purchaser and the board of directors of the Company; or

         (b) by the Vendor, the Company and 408446 as a group, on the one hand, or by Purchaser, on the other hand, if the Closing shall not have occurred on or before April 15, 1999, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (with the Vendor, the Company and 408446 deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date; or

         (c) by the Vendor, the Company and 408446 as a group, on the one hand, or by Purchaser, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Vendor, the Company and 408446 deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Funding Date; or

         (d) by the Vendor, the Company and 408446 as a group, on the one hand, or by Purchaser, on the other hand, if there shall be a final non-appealable order of a federal or provincial court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make the consummation of the transactions contemplated by this Agreement illegal.

11.2              EFFECT OF TERMINATION

                  In the event of the termination of this Agreement pursuant to
Section 11.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of Articles 11 and 8, shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.7 below, the breaching party (with the Vendor, 408446 and the Company deemed to be a single party for purposes of this Article 11), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

11.3              SUCCESSORS AND ASSIGNS

                  This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Purchaser, and the heirs and legal representatives of the Vendor. Notwithstanding anything in the foregoing to the contrary, the Purchaser may assign any of its rights or obligations under this Agreement to any direct or indirect Subsidiary or Affiliate of the Purchaser in its sole and absolute discretion and without the consent of the Vendor or the Company or 408446; provided, however that in the event of such assignment the Purchaser shall continue to be liable to the Vendor for the payment of the Purchase Price.

11.4              ENTIRE AGREEMENT; AMENDMENT; WAIVER

                  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.5              COUNTERPARTS

                  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

11.6              BROKERS AND AGENTS

                  Purchaser and the Vendor, the Company and 408446 (as a group) each represents and warrants to the other that it has not employed any broker or agent for which the other would be liable in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

11.7              EXPENSES

                  The Purchaser has and will pay the fees, expenses and disbursements of the Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Vendor (and not the Company or 408446) have and will pay the fees, expenses and disbursements of the Vendor, the Company and 408446 and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

11.8              SPECIFIC PERFORMANCE; REMEDIES

                  Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 9.2 and the non-competition provisions set forth in Section
9.1. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

11.9              NOTICES

                  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                  If to the Purchaser or the Company to:

                  Workflow Management Inc.
                  240 Royal Palm Way
                  Palm Beach, Fl.
                  USA 33480

                  Attn: Claudia S. Amlie
                  Vice President and General Counsel

                  (Telefax:  (561) 659-5099)
                  with a required copy to:

                  McCarthy Tetrault
                  #3300, 421 - 7 Avenue S.W.
                  Calgary, Alberta   T2P 4K9

                  Attn: John S. Osler

                  (Telefax: (403) 260-3501)

                  and to:

                  Kaufman & Canoles
                  Post Office Box 3037
                  Norfolk, Virginia 23514

                  Attn: T. Richard Litton, Jr., Esq.
                  (Telefax: (757)624-3169)
                  If to the Vendor to:

                  (Telefax: (757) 624-3169)

                  and to:

                  the Vendor
                  R.R. 12
                  Calgary, Alberta
                  T3E 6W3

                  and to:

                  Field Atkinson Perraton
                  Suite 1900, 350 - 7 Avenue S.W.
                  Calgary, Alberta   T2P 3N9

                  Attention:  John R. Perraton, Q.C.

                  (Telefax: (403) 264-7084)


                  or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

11.10             GOVERNING LAW

         (a) Subject to the provisions of Section 11.10(b) below, this Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Alberta and the federal laws of Canada applicable therein. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City of Calgary, Alberta and appeal courts therefrom and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

         (b) Prior to instituting any formal legal actions in connection with disputes arising under this Agreement, the Vendor, the Company, 408446 and the Purchaser (collectively, the "Parties") shall first attempt to resolve their disputes informally as follows:

                  (i) upon written request of a Party, each Party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute, such meetings to be held in Calgary, Alberta;

                  (ii) the designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution and the representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding;

                  (iii) during the course of negotiations, all reasonable requests made by one Party to another for nonprivileged information, reasonably related to this Agreement, shall be honoured in order that each of the Parties may be fully advised of the other's position;

                  (iv) the specific format for discussion shall be left to the discretion of the Parties, but may include the preparation of agreed upon statements of fact or written statements of position;

                  (v) formal proceedings for the resolution of a dispute may not be commenced until the earlier of (A) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely or
                             (B) 30 days after the initial request to negotiate the dispute;

                  (vi) the foregoing provisions of this Section 11.10(b) shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period or to preserve a superior position to creditors. In addition, (i) nothing in this Section 11.10(b) shall be construed to limit the rights of the Purchaser to seek injunctive relief in the event that the Vendor violates any of the provisions of
                             Article 9 and (ii) any Party may institute formal legal proceedings if it makes a good faith determination that a breach of the terms of this Agreement by another Party is such that the damages to such Party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other injunctive relief is the only adequate remedy.

11.11             SEVERABILITY

                  If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

11.12             ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS

                  No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

11.13             MUTUAL DRAFTING

                  This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

11.14             FURTHER REPRESENTATIONS

                  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.


11.15             FURTHER ASSURANCES

                  From time to time subsequent to the Funding Date, the parties shall execute and deliver or cause the execution and delivery of such additional documents as may be reasonably required to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



                                             DATA BUSINESS FORMS LIMITED

                                             By:/s/ Data Business Forms Limited
                                                -------------------------------
                                             Name:
                                             Title:

                                             By:
                                                -------------------------------
                                             Name:
                                             Title:




SIGNED, SEALED, AND DELIVERED in the presence of:



                                             /s/ Dale A. Hodgson
---------------------------------            ----------------------------------
Witness                                      DALE A. HODGSON







                                             SUNDOG PRINTING LIMITED

                                             By: /s/ Sundog Printing Limited
                                                 ------------------------------
                                             Name:
                                             Title:


                                             408446 ALBERTA INC.
                                             By: /s/ 408446 Alberta Inc.
                                                 ------------------------------
                                             Name:
                                             Title: